Exhibit 99.1

FOR IMMEDIATE RELEASE

BENCHMARK ELECTRONICS ANNOUNCES UPDATED FOURTH QUARTER 2019 OUTLOOK AND INITIATES FIRST QUARTER 2020 GUIDANCE

TEMPE, AZ, January 29, 2020 – Benchmark Electronics, Inc. (NYSE: BHE) today announced an update to its earnings outlook for the fourth quarter of 2019 and initiates guidance for the first quarter of 2020.

Fourth Quarter 2019 Outlook

As previously reported, during the fourth quarter some of the Company’s systems were affected by a ransomware incident that encrypted information on its systems and disrupted customer and employee access to its applications and services. The Company immediately took steps to isolate the impact and implemented measures to prevent additional systems from being affected, including taking its network offline as a precaution. In connection with this incident, third party consultants and forensic experts were engaged to assist with the restoration and remediation of the Company’s systems and, with the assistance of law enforcement, to investigate the incident. The Company has found no evidence that customer or employee data was exfiltrated from its network.

The Company restored connectivity and resumed operations quickly following the ransomware incident.  However, fourth quarter revenue was adversely affected as the Company was unable to fulfill all customer demand during the quarter.  Additionally, the Company incurred expenses related to this incident including, but not limited to, incremental overtime and employee related expenses, consulting fees from third party forensic experts, legal fees, and other IT professional expenses. Given the ransomware incident was a unique event, certain discrete expenses and subsequent insurance recoveries will be excluded from the Company’s Diluted non-GAAP EPS.  However, delayed revenue and the associated profits during the fourth quarter have reduced the Company’s Diluted GAAP and non-GAAP EPS.

Due to the impacts of the ransomware incident, the Company now expects preliminary revenue for the fourth quarter of 2019 of $505 - $510 million, which is an update from the previously-announced expectation of $520 - $570 million.    Diluted GAAP EPS loss for the fourth quarter of 2019 is expected to range from ($0.21) to ($0.17), which is an update from the previously-announced expectation of $0.21 to $0.29 and Diluted non-GAAP EPS1 is expected to range from $0.24 to $0.28, which is an update from the previously-announced expectation of $0.34 to $0.42.  The ransomware incident is not expected to have a significant impact on the Company on a go-forward basis.

The Company worked closely with its customers to prioritize critical demand in the fourth quarter and expects unfulfilled demand from the quarter to roll into the first half of 2020.  Based on this demand shift, the continued growth in the Medical and Aerospace & Defense sectors, and a Semi-cap recovery, the Company expects 2020 to be a growth year.  The Company also continued to receive new program awards in the fourth quarter, which bodes well for long term growth.

Benchmark CEO and President, Jeff Benck commented, “It’s unfortunate that this is the world we now live in where no company is immune from these types of damaging attacks.  I am proud of how our teams responded and worked tirelessly in the fourth quarter to meet customer critical demands.  Our customers were incredible during this outage, which is a true testament to the deep partnerships we have.  I want to express my deepest gratitude for the unwavering support of our team that enabled us to return to full operations quickly in the fourth quarter.  As we enter 2020, we are as confident as ever in the fundamental strength of our business and look forward to a good start to the year.”

First Quarter 2020 Outlook

Based on current customer forecasts, Benchmark initiates guidance for the first quarter of 2020 as follows:

Exhibit 99.1

•          Revenue between $530 - $570 million

•          Diluted GAAP earnings per share between $0.22 - $0.28

•          Diluted non-GAAP earnings per share1 between $0.32 - $0.38 (excluding restructuring charges and other costs and amortization of intangibles)

Fourth Quarter 2019 and CY2019 Earnings Conference Call

Benchmark will announce its fourth quarter 2019 and full year 2019 results on Thursday, February 6, 2020, after the market closes. The Company will host a conference call to discuss the results later that day at 5:00 p.m. Eastern Time.  The live webcast of the call and accompanying reference materials will be accessible by logging on to the Company's website at www.bench.com. A replay of the broadcast will also be available until Thursday, February 13, 2020 on the Company's website.

1 Our Diluted non-GAAP EPS starts with US GAAP Diluted earnings per share and adds back the after-tax impact of the intangible asset amortization, in addition to restructuring and other costs.  Because the Company is unable to predict with reasonable certainty the estimated impact of such expenses, if any, to net earnings and diluted earnings per share at this time, the Company is unable to provide a reconciliation of GAAP to non-GAAP diluted earnings per share for the fourth quarter and the full year 2019 forecast.

About Benchmark Electronics, Inc.

Benchmark provides comprehensive solutions across the entire product life cycle; leading through its innovative technology and engineering design services; leveraging its optimized global supply chain; and delivering world-class manufacturing services in the following industries: commercial aerospace, defense, advanced computing, next generation telecommunications, medical, and semiconductor capital equipment. Benchmark's global operations include facilities in seven countries and its common shares trade on the New York Stock Exchange under the symbol BHE.

For More Information, Please Contact:

Lisa K. Weeks, VP of Strategy & Investor Relations

623-300-7052 or lisa.weeks@bench.com

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words “expect,” “estimate,” “anticipate,” “could” “predict” and similar expressions, and the negatives thereof, often identify forward-looking statements, which are not limited to historical facts. Forward-looking statements include, among other things, the potential impact of the ransomware incident described in this press release, the Company’s expected fourth 2019 financial results, the Company’s first quarter 2020 outlook and 2020 growth expectations. Although Benchmark believes these statements are based upon reasonable assumptions, they involve risks and uncertainties. If one or more of these risks or uncertainties materializes, or underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. Readers are advised to consult further disclosures on these risks and uncertainties, particularly in Part 1, Item 1A, “Risk Factors”, of the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 and in Part II, Item 1A, “Risk Factors” in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2019, and in its subsequent filings with the Securities and Exchange Commission. All forward-looking statements included in this document are based upon information available to the Company as of the date of this document, and it assumes no obligation to update them.